Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
For more information, contact:
Liz Bauer, Senior Vice President	Carrie Schafer, Executive Director
(303) 804-4065	(303)804-4075
E-mail: liz_bauer@csgsystems.com	E-mail: carrie_Schafer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. ANNOUNCES

DECISION IN ARBITRATION WITH AT&T BROADBAND, NOW COMCAST

ENGLEWOOD, COLO. (October 8, 2003) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today announced that it received a decision in the arbitration between CSG and AT&T Broadband, now Comcast. Under the decision:

•	Comcast does not have the right to terminate the Master Subscriber Agreement between the two companies under the termination provisions of the contract;

•	CSG maintains the exclusive rights to process the AT&T Broadband video and high-speed data subscribers acquired by Comcast;

•	CSG did not obtain the right to process the additional Comcast subscribers;

•	Comcast is not entitled, pursuant to an Amendment to the Agreement, to deconvert subscribers from CSG’s system;

•	Comcast is entitled to relief under the Most Favored Nations clause of the Agreement and, going forward, Comcast is entitled to receive charges and fees based on CSG’s agreements with other customers;

•	Comcast also was awarded MFN damages of approximately $120 million. CSG believes however, that this figure was miscalculated and will seek a modification of the award. If made, this modification could reduce MFN damages by up to $50 million;

•	If Comcast unilaterally terminates the Master Subscriber Agreement, it shall be liable to CSG under a contractual provision relating to consequential damages, for contract damages in the amount of $44 million. In the event of such termination, CSG would be required to provide Comcast with termination assistance for seven months.

“While we are pleased that the arbitrator concluded that there are no grounds for termination of our contract, we are extremely disappointed that he placed no value on the over $150 million in consideration that we paid TCI in 1997 to obtain this contract in his determination on Most Favored Nations,” Neal Hansen, chairman and chief executive officer said. “This dispute originated with AT&T Broadband over 18 months ago and we are happy to have this decision behind us. More importantly, we will continue to provide the service and support to Comcast as both companies work to clarify the impact of today’s decision.”

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CSG Systems International, Inc.

October 8, 2003

Financial Impact of Decision

Based on the ruling, CSG outlined the range of the financial impact to the company:

•	Revenues from Comcast will decrease between $8 million to $14 million per quarter. Revenues from Comcast for the first and second quarter of 2003 were $38.3 million and $36.8 million respectively;

•	In the near-term, operating income will decline by the same amount as revenues per quarter, approximately $8 million to $14 million per quarter. Operating income for the first and second quarter of 2003 was $18 million and $20.5 million respectively;

•	Based on the reduction in the Comcast quarterly revenues, earnings per diluted share will be reduced by approximately 9 to 16 cents per quarter;

•	Cash flow from operations will decrease by approximately $5 million to $8 million per quarter, dependent upon the revenue reduction. Historically, the company has generated approximately $20 million to $25 million in cash flow from operations.

Conference Call

CSG will host a one-hour conference call on Wednesday, October 8, at 11 a.m. EDT, to discuss the outcome of the arbitration ruling. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly-owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its contract with Comcast, which is set to expire in 2012, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. As stated above, it is the Company’s belief that the judge’s ruling in the arbitration contains certain miscalculations with respect to MFN damages. While the Company intends to seek a clarification of the order, it is impossible to predict the outcome of that request and any impact it may have upon the financial condition of CSG and its overall operations. Further, should Comcast elect to terminate the Master Subscriber Agreement and not pay the financial minimums contained in the contract through 2012, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan/BP and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and

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CSG Systems International, Inc.

October 8, 2003

wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 10) the depth and the duration of the current depressed state of the worldwide telecommunications industry and CSG’s ability to manage its expenses and investments during this downturn. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

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